EXHIBIT 99.1

                NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports First Quarter Financial Results

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time to Include Business Update

Wellesley, MA, May 11, 2006 — Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of investigational drug candidates known as TLR Therapeutics™, today reported its financial results for the first quarter ended March 31, 2006.

Coley reported a net loss attributable to common shareholders in the first quarter of 2006 of $7.8 million versus $13.5 million in the same period of 2005. The reduction in net loss is primarily attributable to increases in collaborative revenue and in net investment income of $3.7 million and $1.4 million, respectively.

Total revenues were $5.0 million in the first quarter of 2006 compared to $1.8 million in 2005. Revenues increased in 2006 primarily as a result of revenue recognized under Coley’s licensing agreement with Pfizer, Inc., which became effective in May 2005.

Research and development expenses totaled $10.8 million for the first quarter of 2006 and in the first quarter 2005. Non-cash stock based compensation expense decreased $2.0 million in 2006 from 2005 to $0.7 million. Drug and clinical development expenses increased $2.2 million in 2006 from 2005 to $5.8 million as Coley increased its investment in the ACTILON™ clinical development program.

General and administrative expenses were $2.9 million in the first quarter of 2006 versus $3.6 million in 2005. This decrease resulted primarily as a result of a $1.6 million reduction from 2005 in non-cash stock based compensation expense to $0.7 million in 2006. Cash based compensation and public company expenses increased $0.9 million in 2006 from 2005 to $2.2 million.

As of March 31, 2006, unrestricted cash, cash equivalents, and marketable securities totaled approximately $134 million.

First Quarter Events

The first quarter of 2006 has been marked by the ongoing advancement of the company’s investigational TLR Therapeutics™ through the clinic, both independently and with partners.

Coley Programs

Coley continues to execute on its plans, with internal drug development efforts focused on the development of ACTILON for the treatment of patients infected with the Hepatitis C virus (HCV).

In February 2006, a Phase II clinical study was initiated to evaluate ACTILON (CPG 10101) among treatment-refractory patients infected with HCV who were previously unresponsive to pegylated interferon plus ribavirin.

•	The randomized Phase II study is expected to enroll 90 adults with genotype 1 chronic HCV to one of three treatment arms evaluating two dose levels of ACTILON in combination with pegylated interferon and ribavirin versus treatment with pegylated interferon and ribavirin alone.
•	Preliminary data from this Phase II study are expected to be available in the second half of 2006.

In March of 2006, Coley announced top-line twelve-week data from the company’s 74 patient Phase Ib clinical study of ACTILON alone and in combinations with pegylated interferon and ribavirin among treatment-refractory patients who had initially responded but then relapsed after treatment with pegylated interferon and ribavirin.

•	Data from this study indicate that the combination of ACTILON, pegylated interferon and ribavirin reduced HCV RNA levels compared to re-treatment with pegylated interferon and ribavirin alone and were presented at the recent European Association for the Study of the Liver (EASL) meeting in Vienna, Austria.

•	Further analysis of these study data will be presented at the upcoming Digestive Disease Week meeting on May 20-25, 2006 in Los Angeles, California.

Partnered Programs

During the first quarter of 2006, Pfizer continued enrollment of patients in its two Phase III pivotal trials of PF-3512676 (CPG 7909) for treatment of advanced non-small cell lung cancer (NSCLC) and disclosed its intention to develop PF-3512676 for breast cancer. More recently, Pfizer disclosed plans to initiate three randomized Phase II Clinical Studies of PF-3512676 in advanced NSCLC. Each study will combine PF-3512676 with either Avastin® (bevacizumab), Erbitux® (erlotinib) or Alimta® (pemetrexed).

2006 Financial Guidance

Coley’s 2006 financial guidance remains unchanged from that previously provided in February 2006. Based on the timing and cost of ongoing and planned clinical trials, Coley continues to estimate its full year 2006 net loss to be in the range of $37 million to $41 million and estimated cash burn to be between $40 million to $44 million. Cash, cash equivalents and marketable securities at December 31, 2006 are estimated to range from $99 million to $103 million.

Investor Update Call

Coley will be hosting a conference call and webcast on May 11, 2006 at 4:30 p.m. Eastern Time with company management to discuss the company’s progress in the clinical development of ACTILON and financial results for the first quarter 2006.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at www.coleypharma.com. Please log on to Coley’s website several minutes prior to the start of the call to ensure adequate time for any software downloads that may be necessary. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-800-591-6930 in the U.S.; +1-617-614-4908 outside the U.S. and typing in the passcode 65260224.

A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 45794076. The archived webcast and replay of the call will be available through May 25, 2006.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Novartis Vaccines & Diagnostics (formerly Chiron), GlaxoSmithKline and the United States government. For further information on Coley Pharmaceutical Group, please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics, the design and schedule of the Phase II study of ACTILON, Pfizer’s ongoing Phase III and proposed Phase II studies of PF 3512676 (CPG 7909) for the treatment of advanced nonsquamous non-small cell lung cancer, Pfizer’s plans with respect to the development of PF 3512676 (CPG 7909) for breast cancer and Coley’s financial guidance. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the unproven safety and efficacy of products under development; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
(in thousands)
Assets
Cash, cash equivalents and marketable securities	$134,117	$142,986
Accounts receivable	861	2,100
Deferred royalty fees	7,748	8,254
Property and equipment, net	4,393	4,532
Acquired intangible assets, net	1,077	1,117
Other assets	2,215	2,235

Total assets	$150,411	$161,224

Liabilities and Shareholders' Equity
Current liabilities	$7,473	$8,906
Deferred revenue (current and long-term)	51,590	54,642
Note payable and capital lease obligations	3,121	3,415
Other long-term liabilities	383	375
Shareholders’ equity	87,844	93,886

Total liabilities and shareholders’ equity	$150,411	$161,224

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
(in thousands, except share and per share data)
Revenue
Collaborative agreements	$4,024	$295
Government contracts and grants	1,025	1,495

Total revenue	5,049	1,790

Operating expenses
Research and development	10,817	10,764
General and administrative	2,863	3,550
Royalty expense	505	76

Total operating expenses	14,185	14,390

Loss from operations	(9,136)	(12,600)

Other income and (expense), net	1,346	(58)

Net loss	(7,790)	(12,658)
Accretion of redeemable convertible preferred stock	0	(807)

Net loss attributable to common shareholders	$(7,790)	$(13,465)

Net loss per share attributable to common shareholders
Basic and diluted net loss per share attributable to common shareholders	$(0.30)	$(12.88)

Weighted average shares used to compute basic and diluted loss per share attributable to common shareholders	26,063	1,045

Note 1: The outstanding preferred stock of the Company and guaranteed payment in kind dividends to Series F preferred stockholders automatically converted into 17,003,547 shares of common stock upon the completion of the Company’s initial public offering on August 9, 2005.

Note 2: Effective January 1, 2006, Coley Pharmaceutical Group adopted FAS 123 (R), “Share Based Payment”. Accordingly, for the three months ended March 31, 2006, stock-based compensation was accounted for under FAS 123 (R), while for the three months ended March 31, 2005, stock-based compensation was accounted for under APB No. 25, “Accounting for Stock Issued to Employees.” The cumulative effect of the adoption of FAS 123 (R) did not have a material impact on the financial statements.

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2006	2005
(in thousands)
Cash consumed by operating activities	$(8,780)	$(7,972)

Cash flows from investing activities
Net purchases/maturities of marketable securities	(13,433)	8,013
Purchases of property and equipment	(187)	(21)
Release of restricted cash	46	56

Net cash provided by (used in) investing activities	(13,574)	8,048

Cash flows from financing activities
Principal payments of capital lease obligations	(381)	(493)
Proceeds from the exercise of stock options	372	47
Proceeds from repayment of shareholder note	40	0

Net cash provided by (used in) financing activities	31	(446)

Exchange rate effect on cash and cash equivalents	98	(283)

Net decrease in cash and cash equivalents	(22,225)	(653)
Cash and cash equivalents, beginning of period	85,911	13,190

Cash and cash equivalents, end of period	$63,686	$12,537